Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 10th day of December, 2015, between Old Line Bank (the “Bank” or “Employer”), a Maryland-chartered commercial bank, and James W. Cornelsen, a resident of the State of Maryland (the “Employee”).

RECITALS:

The parties hereto entered into an employment agreement dated March 31, 2003 (“Original Agreement”), with several subsequent amendments;

The parties entered into an Amended and Restated Employment Agreement dated January 28, 2011; and

The parties hereto desire to amend and restate the Amended and Restated Employment Agreement as provided herein.

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. DEFINITIONS. Whenever used in this Agreement, the following terms and their variant forms will have the meaning set forth below:
1.1 “Agreement” means this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.
1.2 “Affiliate” means any business entity which controls the Employer, is controlled by or is under common control with the Employer.

1.3 “Area” means the geographic area within a radius of 25 miles of Employer’s corporate headquarters.  It is the express intent of the parties that the Area as defined herein is the area where the Employee performs or performed services on behalf of the Employer under this Agreement as of, or within a reasonable time prior to, the termination of the Employee’s employment hereunder.

1.4 “Board” means the board of directors of the Bank.
1.5 “Business of the Employer” means the business conducted by the Employer, which is community banking with less than one billion dollars in assets.
1.6 “Cause” means, any of the following events or conduct preceding a termination of employment initiated by the Employer:
(a) any act that constitutes, on the part of the Employee, fraud or dishonesty toward the Employer;

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(b) the conviction of the Employee of a felony or crime involving moral turpitude;

(c) the Employee’s entering into any transaction or contractual relationship (other than this Agreement) with, or diversion of business opportunity from, the Employer (other than on behalf of the Employer or with the prior written consent of the Board); provided, however, that in the case of this Clause (c), such conduct will not constitute Cause unless the Board delivers to the Employee written notice setting forth (1) the conduct deemed to qualify as Cause, (2) reasonable remedial action that might remedy such objection, and (3) a reasonable time (not less than thirty (30) days) within which the Employee may take such remedial action, and the Employee has not taken the specified remedial action with the specified reasonable time;

(d) the Employee breaches the covenants contained in Sections 6, 7 or 8 hereof;

(e) conduct by the Employee that results in removal of the Employee as an officer or employee of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer; or

1.7 “Company Information” means Confidential Information and Trade Secrets.

1.8 “Confidential Information” means data and information relating to the business of the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors.  Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.9 “Change in Control” means any one of the following events first to occur after the completion of the initial public offering of the common stock of the Bank:

(a) the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Bank or the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote thirty percent (30%) or more of any class of voting securities of the Bank or the Company, as the case may be, or such other transaction as may be described under 12 C.F.R. Section 225.41(b)(1) or any successor thereto;

(b) within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of either the Bank or the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the Effective Date will be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors;

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(c) the approval by the stockholders of either the Bank or the Company of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of either the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

(d) the sale, transfer or assignment of all or substantially all of the assets of the Company or the Bank to any third party.
1.10 “Effective Date” means March 31, 2003.
1.11 “Good Reason” means, any of the following events or conduct preceding a termination of employment initiated by the Employee:
(a) a material diminution in the powers, responsibilities or duties of the Employee hereunder or a material change as to whom Employee reports and who reports to Employee;
(b) the failure of the Board to elect the Employee as the President and Chief Executive Officer of the Bank and the Company;
(c) a material breach of the terms of this Agreement by the Employer;

(d) the failure of the Board or the board of directors of the Company to nominate the Employee for re-election following expiration of each of the Employee’s terms of service on the Board or the board of directors of the Company that arises during the Term (as defined below);

(e) a change in the location of the principal office of Employee more than thirty five (35) miles from its existing location;

(f) a material reduction of benefits provided to Employee under Section 4.6 of this Agreement during the Term or any extensions thereof unless such reduction is reasonably related to the financial performance of the Employer or the performance of Employee under this Agreement; or

(g) a material reduction in the dollar amount of any bonus paid to Employee under a Board adopted bonus plan during the Term or any extensions thereof unless such reduction is reasonably related to the failure of Employee to meet all or part of the criteria for a bonus under a Board approved bonus plan or the financial performance of Employer subject to any regulatory restriction on the payment of a bonus or any portion thereof.

Provided, however, that no termination of employment which is triggered by any conduct or event described in this Section 1.11 shall constitute a termination of employment for Good Reason unless the Employee has first provided the Employer with the opportunity to cure the event or conduct by giving the Employer a written notice describing in sufficient detail the Employee’s belief that a

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Good Reason exists, which notice is given within ninety (90) days of the initial existence of the condition alleged to constitute Good Reason, and the condition is not cured within thirty (30) days from the date such notice is received by the Employer.

1.12 “Permanent Disability” means the total inability of the Employee to perform the Employee’s duties under this Agreement for a period of one hundred and eighty (180) consecutive days as certified by a physician chosen by the Employer and reasonably acceptable to the Employee or by a physician selected by Employer’s long term disability insurance carrier in the event Employer has such insurance coverage.

1.13 “Trade Secrets” means information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
1.14 “Company” means any entity that, on or after the Effective Date, controls the Bank.
2. DUTIES.

2.1 The Employee is employed as the President and Chief Executive Officer of the Bank and the Company, subject to the direction of the Board or its designee, must perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Employer in connection with the conduct of its business.  The duties and responsibilities of the Employee are set forth on Exhibit A attached hereto.

2.2 In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Section 2.1 hereof, the Employee must:

(a) devote substantially all of the Employee’s time, energy and skill during regular business hours to the performance of the duties of the Employee’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b) diligently follow and implement all management policies and decisions communicated to him by the Board; and
(c) timely prepare and forward to the Board all reports and accounting as may be requested of the Employee.
2.3 The Employee must devote the Employee’s entire business, time, attention and energies to the Business of the Employer and must not during the Term of this Agreement be

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engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this will not be construed as preventing the Employee from:

(a) investing the Employee’s personal assets in businesses which are not in competition with the Business of the Employer and which will not require any services on the part of the Employee in their operation or affairs and in which the Employee’s participation is solely that of an investor;

(b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase will not result in him collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer; and

(c) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board approves of such activities prior to the Employee’s engaging in them.

2.4 Directorship. Employee will also be appointed to and serve as a member of the Board of Directors of the Bank.
3. TERM AND TERMINATION.

3.1 Term.  The initial term and any extensions thereof made pursuant to this Section 3.1 are referred to as the “Term.” The Term of this Agreement is for four (4) years. The Term of this Agreement expires on March 30, 2019.  On or before the 2016 anniversary of the Effective Date and on or before each succeeding consecutive anniversary of the Effective Date while this Agreement is in effect the Board shall meet and may, in its sole discretion, extend the Term for one additional year or such greater Term as the Board deems appropriate.

3.2 Termination. The employment of the Employee under this Agreement may be terminated prior to the expiration of the Term only as follows, subject to the conditions set forth below:

3.2.1By the Employer:

(a) for Cause at any time, upon written notice to the Employee, in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of the termination; or

(b) without Cause or upon the Permanent Disability of Employee at any time, provided that the Employer gives the Employee sixty (60) days’ prior written notice of its intent to terminate, in which event the Employer will be required to make the termination payments under Section 3.7.

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3.2.2By the Employee:

(c) for Good Reason at any time, in which event the Employer will be required to make the termination payments under Section 3.7 and the payments under Section 6; or

(d) without Good Reason, provided that the Employee gives the Employer sixty (60) days’ prior written notice of the Employee’s intent to terminate, in which event:  (1) the Employer will have no further obligation to the Employee except for future payment of any amounts due and owing under Sections 4 and 6 on the effective date of the termination and (2) Employee forfeits any stock option grants that are not vested.

3.2.3By the Employee:

(e) within six (6) months following a Change in Control; provided that the Employee gives at least thirty (30) days’ prior written notice to the Employer of the Employee’s intention to terminate this Agreement with such resignation to be effective immediately, in which event the Employer will be required to make a termination payment under Section 3.7; or

(f) prior to the date on which a Change in Control occurs if the Employee can demonstrate that a third party has taken steps reasonably calculated to effect a Change in Control or in connection with or anticipation of a Change in Control, in which event the Employer will be required to make a termination payment under Section 3.7.

3.2.4At any time upon mutual, written agreement of the parties, in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of termination unless otherwise set forth in the written agreement.

3.2.5Immediately upon the Employee’s death, in which event the Employer will have no further obligation to the Employee except for:  (1) the payment of any amounts due and owing under Section 4 on the date of Employee’s death; (2) all non vested stock options shall immediately vest and (3) Employer will pay the then current Base Salary to Employee’s estate for twelve (12) months after the date on which Employed died.

3.2.6Upon the Permanent Disability of Employee, provided Employee gives Employer sixty (60) days or such other notice as may be reasonable under the circumstance, in which event Employer will be required to make the termination payments under Section 3.7.

3.3 Effect of Termination. Termination of the employment of the Employee pursuant to Section 3.2 will be without prejudice to any right or claim which may have previously accrued to

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either the Employer or the Employee hereunder and will not terminate, alter, supersede or otherwise affect the terms and covenants and the rights and duties prescribed in this Agreement.

3.4 Suspension With Pay.  Nothing contained herein will preclude the Employer from releasing the Employee of the Employee’s normal duties and suspending Employee, with pay, during the pendency of any investigation or examination to determine whether or not Cause exists for termination of employee.

3.5 Suspension Without Pay.  If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, the Employer’s obligations under this Agreement will be suspended as of the date of service thereof, unless stayed by appropriate proceedings.  If the charges in such notice are dismissed, the Employer may in its discretion:

(a) pay Employee all or part of the compensation withheld while its contract obligations were suspended; and/or
(b) reinstate (in whole or in part) any of its obligations which were suspended.

3.6 Other Regulatory Requirements.  If the Bank is in default, as defined in Section (3)(x)(1) of the Federal Deposit Insurance Act, all obligations under this Agreement will terminate as the date of such default, but no vested rights of the Employee will be affected.  Further, all obligations under this Agreement will be terminated, except, to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank:

(a) by the Director (the “Director”) of the Federal Deposit Insurance Corporation (“FDIC”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority of the Federal Deposit Insurance Act; or

(b) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems relating to the operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

3.7 Termination Payments.  In the event the Employee’s employment pursuant to this Agreement is terminated by the Employer pursuant to Section 3.2.1(b) or by the Employee pursuant to Section 3.2.2(a) or 3.2.6 and a Change in Control has not occurred, then commencing with the first payroll date immediately following the effective date of such termination, the Employer will pay to the Employee as severance pay and liquidated damages an amount equal to one-twelfth of the Average Annual Compensation (as defined below) in equal monthly installments for a period equal to the remaining Term.   In the event a Change in Control has occurred or in anticipation thereof and the Employee’s employment pursuant to this Agreement is terminated by Employer pursuant to Section 3.2.1(b) or by Employee pursuant to Section 3.2.3, the Employee shall be entitled to a lump sum payment equal to 1.99 times his Average Annual Compensation and shall be paid such lump sum payment by Employer within 24 hours of the effective date of termination of the Employee’s employment pursuant to this Agreement.  As used herein, the term “Average Annual Compensation”

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means the Employee’s average annual taxable compensation (as defined under Internal Revenue Service regulations promulgated under section 280G of the Internal Revenue Code to include not only base salary and bonuses but also stock and stock options and other taxable incentives) paid by the Employer during the most recent five (5) taxable years ending before the date the Change in Control occurs (or such portion of such period during which the Employee was employed by the Employer).

Notwithstanding any other provisions to this Agreement to the contrary, if the aggregate of the payments provided for in this Agreement and other payments and benefits which the Employee has the right to receive from the Employer (the “Total Payments”) would constitute a “parachute payment,” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), the Employee shall receive the Total Payments unless (a) the after tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee and the amount of any excise taxes payable by the Employee under Section 4999 of the Code that would be payable by the Employee (the “Excise Taxes”)) if the Employee were to receive the Total Payments has an aggregate value less than (b) the after tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee) if the Employee were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to Excise Taxes(the “Reduced Payments”), in which case the Employee shall be entitled only to the Reduced Payments.  If the Employee is to receive the Reduced Payments, the Employee shall be entitled to determine which of the Total Payments, and the relative portions of each, are to be reduced.  Also notwithstanding  the foregoing, if Executive is a specified employee within the meaning of Section 409A of the Code, no amount payable under Section 3.7 shall be paid before the date that is six months after the effective date of termination of the Employee’s employment pursuant to this Agreement, or, if earlier, the date of the Executive’s death, except to the extent that this Agreement may permit payments within that period without causing any amount payable pursuant to this Agreement to be included in the Executive’s gross income pursuant to Section 409A(a)(1)(A) of the Code prior to the year in which the payments are received by the Executive.  Any payment deferred under this Section 3.7 shall be paid on the Employer’s first normal payroll date after the six-month date or the date of the Executive’s death, as applicable.

The provisions of this Agreement providing for payments upon a termination of the Employee’s employment pursuant to this Agreement are intended to specify a “separation from service” payment event within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations thereunder, and shall be construed accordingly.

4. COMPENSATION AND BENEFITS.
4.1 Compensation. The Employee will receive the following salary and benefits:

(a) Base Salary.  During the Term the Employee will receive a base salary at the rate of $514,500 per annum, payable in substantially equal installments in accordance with the Bank’s regular payroll practices (“Base Salary”).  The Employee’s Base Salary will be reviewed by the Board annually, and the Employee will be entitled to receive annually an increase in such amount, if any, as may be determined by the Board.

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(b) Incentive Compensation.

(i) In addition to Employee’s Base Salary under Section 4.1(a), within ninety (90) days following the end of each fiscal year of the Employer’s operations, the Employer may pay the Employee a cash or non cash bonus as determined each year by the Board.

(ii) Provided that sufficient options are available for grant under a stockholder approved stock option or equity incentive plan, on an annual basis, the Bank or the Company shall grant options to Employee to purchase not less than 3,750 shares of stock in the Bank or the Company or such greater amount as may be determined by the Board of Directors or an appropriate committee of the Board of Directors of the Bank or the Company.  The exercise price for the options shall be no less than the fair market value of the Bank’s or the Company’s common stock on the date the options are granted, the options must be exercised within ten (10) years of the date of grant and the options shall be subject to such vesting terms as the Board of Directors or an appropriate committee of the Board of Directors of the Bank or the Company determines from time to time.  Notwithstanding anything to the contrary contained in this Section 4.1.(b)(ii), the options to be granted pursuant to this Section 4.1.(b)(ii) will only be evidenced by, and will be subject to the terms and conditions of, a stock option agreement to be entered into between the Bank and Employee or the Company and Employee.

(iii) The Employee will also be entitled to participate in such other bonus, incentive and other executive compensation programs as are made available to senior management of the Employer from time to time.

The bonus amounts which may be payable to the Employee pursuant to this Section 4.1(b) is referred to herein as “Incentive Compensation”.

4.2 Compensation as a Director. The Employee will not be compensated for attendance at regular and special Board meetings.

4.3 Automobile.   The Bank will make available to the Employee an automobile equivalent in value to the vehicle provided to Employee immediately prior to the date of this Agreement to be utilized by Employee for business and personal use as is customary for presidents of financial institutions in the Area.

4.4 Business Expenses; Memberships.  The Employer specifically agrees to reimburse the Employee for (a) reasonable business (including travel) expenses incurred by the Employee in the performance of the Employee’s duties hereunder, as approved from time to time by the Board, and (b) the dues and business related expenditures, including initiation fees, associated with membership in professional associations which are commensurate with the Employee’s position; provided, however, that the Employee must, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

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4.5 Vacation.  On a non-cumulative basis the Employee will be entitled to vacation in each year of this Agreement in accordance with the Bank’s vacation policy as then in effect, during which the Employee’s Base Salary will be paid in full.

4.6 Benefits.  In addition to the Base Salary and Incentive Compensation, the Employee will be entitled to such benefits as may be available from time to time for executives of the Employer similarly situated to the Employee or for Employee individually.  All such benefits will be awarded and administered in accordance with the Employer’s standard policies and practices.  Such benefits may include, by way of example only, profit-sharing plans, retirement, life and disability insurance benefits and such other benefits as the Employer deems appropriate. Employer shall provide health insurance at its expense and at the same level of coverage as existed at the time of Employee’s termination of employment to Employee and his spouse for ___ years after the date of termination or expiration of this Agreement unless the Employee’s employment pursuant to this Agreement is terminated for Cause in which event, Employer is under no obligation to provide health insurance to Employee or his spouse after termination of Employee’s employment pursuant to this Agreement.

4.7 Withholding.  The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

5. COMPANY INFORMATION.
5.1 Ownership of Information. All Company Information received or developed by the Employee while employed by the Employer will remain the sole and exclusive property of the Employer.

5.2 Obligations of the Employee.  The Employee agrees (a) to hold Company Information in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Company Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.  In the event that the Employee is required by law to disclose any Company Information, the Employee will not make such disclosure unless (and then only to the extent that) the Employee has been advised by the Company’s legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Employee becomes aware that such disclosure has been requested and is required by law.  This Section 5 will survive the termination of this Agreement with respect to Confidential Information for so long as it remains Confidential Information, but for no longer than three (3) years following termination of this Agreement, and this Section 5 will survive termination of this Agreement with respect to Trade Secrets for so long as is permitted by the then-current Maryland Trade Secrets Act.

5.3 Delivery upon Request or Termination.  Upon request by the Employer, and in any event upon termination of employment with the Employer, the Employee will promptly deliver to the Employer all property belonging to the Employer, including without limitation, all Company Information then in the Employee’s possession or control.

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6. NON-COMPETITION.    In the event the Employee’s employment pursuant to this Agreement is terminated by the Employer or by the Employee pursuant to Section 3.2.2 or 3.2.6 and a Change in Control has not occurred, commencing on the termination date for a period equal to the remaining Term, the Employee will not (except on behalf of or with the prior written consent of the Employer), within the Area,  either directly or indirectly, on the Employee’s own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer.  In the event a Change in Control has occurred or in anticipation thereof and the Employee’s employment pursuant to this Agreement is terminated by Employer or by Employee pursuant to Section 3.2.3, commencing on the termination date for a period equal to twelve months, the Employee will not (except on behalf of or with the prior written consent of the Employer), within the Area,  either directly or indirectly, on the Employee’s own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer. Additionally, in the event the Employee’s employment pursuant to this Agreement is terminated for any reason other than by Employer for Cause, then Employer agrees to pay Employee 1.00 times his Average Annual Compensation in equal monthly installments over a twelve month period commencing on the date of termination as additional consideration for Employee’s agreement in this Section 6.

7. NON-SOLICITATION OF CUSTOMERS.  The Employee agrees that during the Term hereunder and, in the event of the Employee’s termination of employment for any reason, thereafter for a period equal to the lesser of (a) eighteen (18) months; or (b) the period during which the Employee is to be paid monthly termination payments, if any, in accordance with Section 3.7 hereof, the Employee will not (except on behalf of or with the prior written consent of the Employer), within the Area, on the Employee’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Employer’s customers, including actively sought prospective customers, with whom the Employee has or had material contact during the last two (2) years of the Employee’s employment, for purposes of providing products or services that are competitive with those provided by the Employer.

8. NON-SOLICITATION OF EMPLOYEES.  The Employee agrees that during the Term hereunder and, in the event of the Employee’s termination of employment for any reason, thereafter for a period equal to the lessor of (a) eighteen (18) months; or (b) the period during which the Employee is to be paid monthly termination payments, if any, in accordance with Section 3.7 hereof, the Employee will not, except for Employee’s Administrative Assistant, within the Area, on the Employee’s own behalf or in the service or on behalf of others, solicit, or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of the Employer or its Affiliates, whether or not such employee is a full-time employee or a temporary employee of the Employer or its Affiliates and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

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9. REMEDIES.  The Employee agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should the Employee breach any of the covenants.  Therefore, the Employee agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer will be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants.  The Employer and the Employee agree that all remedies available to the Employer or the Employee, as applicable, will be cumulative.

10. SEVERABILITY.  The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision will not affect the validity or enforceability of any other provision of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision will be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11. NO SET-OFF BY THE EMPLOYEE.  The existence of any claim, demand, action or cause of action by the Employee against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12. NOTICE.  All notices and other communications required or permitted under this Agreement will be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, will be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof.  In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice will be deemed effective when delivered or transmitted.  All notices and other communications under this Agreement must be given to the parties hereto at the following addresses:

(i)	If to the Employer, to it at:

1525 Pointer Ridge Road
Bowie, Maryland 20716
Attn: Chairman of the Board

(ii)	If to the Employee, to the Employee at:

4825 Hawksbury Court
LaPlata, Maryland 20646

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13. ASSIGNMENT.  Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto, provided, however, that the Employer may assign this Agreement to any successor the Bank or to the purchaser of all or substantially all of the Bank’s assets without the consent of the Employee.

14. WAIVER.  A waiver by the Employer of any breach of this Agreement by the Employee will not be effective unless in writing, and no waiver will operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15. ARBITRATION.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, except for controversies or claims relating to Sections 5 through 8 of this Agreement which will be handled pursuant to Section 9 of this Agreement, will be settled by binding arbitration in accordance with the Employment Rules of the American Arbitration Association using one arbitrator.  The decision of the arbitration panel will be final and binding on the parties, and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction thereof.

16. ATTORNEYS’ FEES.  In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award and the Employee must employ separate legal counsel regarding such litigation, the Employer shall advance to the Employee, within thirty (30) days after receiving copies of invoices submitted by Employee, any and all reasonable attorneys’ fees and expenses incurred with preparing, investigating and litigating such action, proceeding or suit.  The Employee must reimburse the Employer for any and all advances that exceed the first $5,000 advanced to the Employee for such legal expenses only if and to the extent that a final decision by a court of competent jurisdiction has determined that the Employee is not entitled to receive any amounts due or to enforce any of the rights under this Agreement.

17. APPLICABLE LAW.  This Agreement will be construed and enforced under and in accordance with the laws of the State of Maryland.  The parties agree that any appropriate state court located in Prince George’s County, Maryland, will have jurisdiction of any case or controversy arising under or in connection with this Agreement and will be a proper forum in which to adjudicate such case or controversy.  The parties consent to the jurisdiction of such courts.

18. INTERPRETATION.  Words importing the singular form shall include the plural and vice versa.  The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms refer to this Agreement.  Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and will not constitute part of this Agreement or affect its meaning, construction or effect.

19. ENTIRE AGREEMENT.  This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement.  No amendment or modification of this Agreement will be valid or binding upon the Employer or the Employee unless made in writing and signed by both parties.  All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

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20. RIGHTS OF THIRD PARTIES.  Nothing herein expressed is intended to or will be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21. SURVIVAL.  The obligations of the Employee pursuant to Sections 5, 6, 7, 8 and 9 will survive the termination of the employment of the Employee hereunder for the period designated under each of those respective sections.

22. JOINT AND SEVERAL. The obligation of the Bank and the Company to Employee hereunder will be joint and several.

IN WITNESS WHEREOF, the Employer and the Employee have executed and delivered this Agreement as of the date first shown above.

THE EMPLOYER:

OLD LINE BANK

By:

Name:	Craig E. Clark

Title:	Chairman

THE EMPLOYEE:

By:

Name:	James W. Cornelsen

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Exhibit A

OLD LINE BANK

JOB DESCRIPTION

JOB TITLE:	PRESIDENT/CHIEF EXECUTIVE OFFICER
FSLA:	EXEMPT
REPORTS TO:	BOARD OF DIRECTORS

SUMMARY:

Plans, develops, and establishes policies and objectives of business organization in accordance with Board directives and corporation charter by performing the following duties personally or through subordinate managers.

ESSENTIAL DUTIES AND RESPONSIBILITIES: The primary duty and responsibility of this position is quality service to both internal and external customers.  Specific duties are listed below.  Other duties may be assigned.

Confers with corporate managers to plan business objectives, to develop organizational policies, to coordinate functions and operations between divisions and departments, and to establish responsibilities and procedures for attaining objectives.

Provides leadership representations for the bank and holding company board of directors and its committees.  Contributes to the effective, profitable operation of the corporation by participation in Liquidity and Asset/Liability Management, Loan Committee, Public Relations /Marketing Committee, and Asset Review Committee activities.

Ensures that the spirit and intent of regulatory and supervisory trusts and concerns are met or exceeded.

Keeps the Board informed concerning major developments and consults with same regarding major decisions affecting the bank or holding company.

Represents the bank and provides leadership in key community activities, including business, charitable, civic, and social organizations to maintain a proper responsible citizen stature for the bank.

Reviews activity reports and financial statements to determine progress and status in attaining objectives and revises objectives and plans in accordance with current conditions.

  8/12/15 3:36 PM

Directs and coordinates formulation of financial programs to provide funding for new or continuing operations to maximize returns on investments and to increase productivity.

Plans and develops labor and public relations policies designed to improve company’s image and relations with customers, employees, and the public.

Evaluates performance of executives for compliance with established policies and objectives of bank.

SUPERVISORY RESPONSIBILITY:

Manages subordinate supervisors in the Lending/Deposit function, Finance and Operations function, Human Resources, and Quality Services and Sales function.  Also, responsible for the direct supervision of the Corporate Secretary.  Is responsible for the overall direction, coordination, and evaluation of these units.

Provides direct guidance on personnel activities which affect the key bank management team, including salary administration, management incentive, performance objectives, and compliance with established policies to ensure solid team efforts toward the attainment of department, bank, and corporation goals.

Carries out supervisory responsibilities in accordance with the organization’s policies and applicable laws.  Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; and addressing complaints and resolving problems.

CRA REQUIREMENT:

Expected to understand the bank’s obligations under the Community Reinvestment Act and how to fulfill them.  Expected to cooperate with and support the bank’s CRA program.  Will be held accountable for any lack of cooperation that weakens the bank’s CRA performance, as reflected in internal audits, agency examinations, and/or community projects.

PRODUCT AND KNOWLEDGE REQUIREMENT:

Should know and understand the products and services that are provided by Bank and give quality service at all times to our customers.

QUALIFICATION REQUIREMENTS:

To perform this job successfully, an individual must be able to perform each essential duty satisfactorily.  The requirements listed below are representative of the knowledge, skill, and/or

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ability required.  Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

EDUCATION AND/OR EXPERIENCE:

College graduate and graduate of recognized graduate banking school or equivalent; ten years related experience and/or training; or equivalent combination of education and experience.

LANGUAGE SKILLS:

Ability to read, analyze, and interpret common technical journals, financial reports, and legal documents.  Ability to respond to common inquiries or complaints from customers, regulatory agencies, or members of the community.  A high level of interpersonal skills to effectively communicate policies, procedures, staff objectives, and information to top management, public groups, and/or boards of directors.

ANALYTICAL SKILLS:

A high level of analytical, mathematical and reasoning skills to assess and evaluate the operation of subordinate areas of responsibility, participate in establishing bank-wide financial goals, and draft operational reports to the board.

PHYSICAL DEMANDS:

Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

WORK ENVIRONMENT:

Good.  There is little discomfort from noise, heat, dust, or other adverse factors.

PERFORMANCE EXPECTATIONS:

ORGANIZATIONAL EXPECTATIONS:

Understands that the position exists to ultimately serve the customer either directly or indirectly through assisting front-line personnel to answer customer inquiries quickly.

Practices a high degree of professionalism and sets an example for others to follow.

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Demonstrates commitment to and understanding of continuous quality improvement.  Uses creativity and initiative to recommend quality enhancements when relevant and appropriate.

Has satisfactory attendance within policy guidelines and is punctual.

Manages time effectively.  Completes assigned duties within required deadlines.

FINANCIAL EXPECTATIONS:

Makes recommendations to the Board of Directors concerning budgetary needs of the bank.

Within parameters of job, uses good judgment related to Bank income opportunities and expense control.

Is financially responsible.

RELATIONSHIP EXPECTATIONS:

Conducts in-bank and public relationships in a manner that enhances the image and marketing efforts of the Bank.

Participates in community organizations, activities, and projects.

Contributes to an overall team effort by being an effective team player.

This job description is not intended to be and should not be construed as an all-inclusive list of the responsibilities, skills, or working conditions associated with the position.  While this job description is intended to accurately reflect the position’s activities and requirements, management reserves the right to modify, add, or remove duties and assign other duties as necessary.

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